Exhibit 99.1
News Release

Hi-Crush Partners LP Reports Third Quarter 2016 Results

•	3Q 2016 Revenues of $46.6 million vs. $38.4 million in 2Q 2016 and $81.5 million in 3Q 2015

•	3Q 2016 Net loss of $(10.7) million vs. $(10.8) million in 2Q 2016 and $(18.7) million in 3Q 2015

•	3Q 2016 EBITDA of $(2.9) million vs. $(2.4) million in 2Q 2016 and $(10.2) million in 3Q 2015

•	Completed previously announced acquisition of Hi-Crush Blair LLC and restarted the Augusta facility

Houston, Texas, October 31, 2016 - Hi-Crush Partners LP (NYSE: HCLP), “Hi-Crush” or the “Partnership”, today reported third quarter 2016 results. Revenues for the quarter ended September 30, 2016 totaled $46.6 million on sales of 1,082,974 tons of frac sand. This compares to revenues in the second quarter of 2016 of $38.4 million on sales of 849,263 tons of frac sand. The limited partners' interest in net loss was $(10.7) million for the third quarter of 2016, resulting in basic and diluted loss of $(0.21) per limited partner unit.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter 2016 was $(2.9) million, compared to $(2.4) million for the second quarter of 2016. Distributable cash flow attributable to the limited partners for the third quarter of 2016 was $(6.7) million. No distributions to unitholders were declared for the third quarter of 2016, as the Partnership continued its distribution suspension to conserve and strategically apply cash.

"Activity levels with our customers increased across the board during the third quarter, resulting in a 28% sequential increase in our volumes of frac sand sold,” said Robert E. Rasmus, Chief Executive Officer of Hi-Crush. “Our continued focus on profitable market share and efficiency across our operations was evident in our results for the quarter. EBITDA moved closer to breakeven when adjusting for one-time costs associated with business development activities and the Blair drop down, as well as removing railcars from storage to service growing sand volumes. Proppant intensity trends and other factors that support improving demand for frac sand are expected to continue through the end of the year and into 2017, even when taking into account offsets from typical seasonal factors."

Revenues for the third quarter of 2016 increased due to the sequential increase in sales volumes, offset by a lower percentage of higher-priced volumes purchased in-basin during the third quarter of 2016. Approximately 47% of our volumes were sold in-basin for the third quarter of 2016, a decrease from 49% in the second quarter of 2016 and from 49% in the third quarter of 2015, reflecting the mix in customer demand. Average sales price per ton sold decreased slightly to $43 per ton in the third quarter of 2016 from $45 per ton in the second quarter of 2016, reflecting the mix impact of a reduction in higher-priced in-basin sales.

With the completion of the Blair facility acquisition, virtually all frac sand sold during the third quarter of 2016 was produced and delivered from the Partnership's facilities. Contribution margin was $4.47 per ton in the third quarter of 2016, compared to $4.01 per ton in the second quarter of 2016. The increase in contribution margin per ton was the result of higher overall volumes sold, which resulted in a lower fixed cost per ton, partially offset by variability in freight costs due to destination mix shift and one-time costs.

Revenues for the nine months ended September 30, 2016 totaled $137.1 million on sales of 2,895,235 tons of frac sand, compared to revenues of $267.6 million on sales of 3,794,531 tons of frac sand for the nine months ended September 30, 2015. Contribution margin was $3.64 per ton for the nine months ended September 30, 2016, compared to $21.03 per ton for the nine months ended September 30, 2015. The decrease in contribution margin per ton is primarily due to lower average sales prices in the comparable periods.

Acquisition of Blair Facility

The Partnership completed the previously announced acquisition of the Blair facility from Hi-Crush Proppants LLC ("Proppants") on August 31, 2016. Under the terms of the transaction, the Partnership paid $75 million in cash to Proppants, issued 7,053,292 of common units to Proppants, and may make payments of up to $10 million of contingent earnout consideration. The Blair, Wisconsin facility is a 2.86 million ton per year facility located directly on the Canadian National Railway. Construction of the fully-integrated, unit-train capable Blair facility, with approximately 43,000 feet of rail track, was completed in March 2016 and includes approximately 120.1 million tons of 20/100 frac sand reserves located on 1,285 acres.

Amendment to a Customer Contract and the Restarting of the Augusta Facility

During the third quarter of 2016, the Partnership announced that it entered into an amendment to a material contract with a customer and, as a result, restarted production at its frac sand facility in Augusta, Wisconsin in order to meet the growing demand.

“The reopening of the Augusta facility is a major step on our path as we see opportunities in the recovery for Hi-Crush,” said Robert E. Rasmus. “The contract amendment reflects the improved outlook for the frac sand industry and provides the visibility and sustainability of demand to enable us to operate Augusta at the efficiencies and cost structure we require.”

The Augusta facility is a 2.86 million ton per year facility located in Wisconsin directly on a Union Pacific mainline. Augusta's 40.9 million tons of reserves consist solely of high quality Northern White frac sand. Augusta is 98 percent owned by the Partnership, with the remaining 2 percent held by the Partnership’s general partner, Hi-Crush Proppants LLC.

Launch of PropStreamTM and Investment in PropX

Hi-Crush separately announced today the successful pilot test of its PropStream integrated delivery solution, which is designed to structurally enhance the efficiency of sand delivery in the well completion process. Working with a leading pressure pumper in the Permian Basin, PropStream delivered proppant for a 30-stage completion utilizing three grades of proppant per stage. PropStream coordinated the delivery of proppant from the mine site to the well site and was staffed by Hi-Crush employees responsible for the transfer of the proppant into the blender hopper using a proprietary conveyor system (“PropBeastTM”).

Hi-Crush also announced the formation, with other partners, and initial funding of Proppant Express Investments, LLC (“PropX”), which was established to develop critical last-mile logistics equipment for the proppant industry. PropX is responsible for manufacturing the containers, or pods, and the conveyor systems used in Hi-Crush’s PropStream integrated delivery solution, designed to allow for safe and cost-efficient transportation of proppant from in-basin terminals to the well site while minimizing fugitive dust.

Liquidity and Capital Expenditures

As of September 30, 2016, the Partnership had $194.0 million of long-term debt outstanding. Including the public offering completed in August 2016, the Partnership raised an aggregate total of $189.0 million in net proceeds from the sale of 19.6 million common units in 2016. As of September 30, 2016, Hi-Crush has $91.8 million in cash and available capacity under its revolving credit facility.

"We have remained proactive and significantly improved our balance sheet position through a series of capital markets transactions,” said Laura Fulton, Chief Financial Officer of Hi-Crush. “The actions we have taken have allowed us to remain competitive in the marketplace, and enhanced our ability to pursue strategic solutions for the industry, including the launch of PropStream and our investment in PropX.”

The Partnership expects capital expenditures in the range of $5 to $10 million for the remainder of 2016. For the nine months ended September 30, 2016 and recast to include Blair, capital expenditures totaled $37.0 million consisting primarily of costs associated with the completion of our Blair facility, completion of distribution terminal facilities in Colorado and Texas, and expansion of rail capacity at our Wyeville facility.

Conference Call
On Tuesday, November 1, 2016, Hi-Crush will hold a conference call for investors at 7:30 a.m. Central Time (8:30 a.m. Eastern Time) to discuss Hi-Crush’s third quarter 2016 results. Hosting the call will be Robert E. Rasmus, Chief Executive Officer and Laura C. Fulton, Chief Financial Officer. The call can be accessed live over the telephone by dialing (877) 407-0789, or for international callers, (201) 689-8562. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 13641985. The replay will be available until November 15, 2016.
Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Hi-Crush’s website at www.hicrushpartners.com under the Investors Relations-Event Calendar and Presentations section. A replay of the webcast will also be available for approximately 30 days following the call. The slide presentation to be referenced on the call will also be on Hi-Crush’s website at www.hicrushpartners.com under the Investors Relations-Event Calendar and Presentations section.
Non-GAAP Financial Measures
This news release and the accompanying schedules include the non-GAAP financial measure of EBITDA, Adjusted EBITDA, distributable cash flow, adjusted earnings per limited partner unit and contribution margin, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

We define EBITDA as net income plus depreciation, depletion and amortization and interest expense, net of interest income. We define Adjusted EBITDA as EBITDA, adjusted for any non-cash impairments of long-lived assets and goodwill. We define distributable cash flow as Adjusted EBITDA less cash paid for interest expense, income attributable to non-controlling interests and maintenance and replacement capital expenditures, including accrual for reserve replacement, plus accretion of asset retirement obligations and non-cash unit-based compensation. We use distributable cash flow as a performance metric to compare cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow will not reflect changes in working capital balances. We define adjusted earnings per limited partner unit as earnings per limited partner unit, adjusted for the impact of non-recurring items.

We use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and amortization, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities.

EBITDA, Adjusted EBITDA, distributable cash flow, adjusted earnings per limited partner unit and contribution margin are presented as management believes the data provides a measure of operating performance that is unaffected by historical cost basis and provides additional information and metrics relative to the performance of our business.

About Hi-Crush
Hi-Crush is an integrated producer, transporter, marketer and distributor of high-quality monocrystalline sand, a specialized mineral that is used as a proppant to enhance the recovery rates of hydrocarbons from oil and natural gas wells. Our reserves, which are located in Wisconsin, consist of "Northern White" sand, a resource that exists predominately in Wisconsin and limited portions of the upper Midwest region of the United States. Hi-Crush owns and operates the largest distribution network in the Marcellus and Utica shales, and has distribution capabilities throughout North America. For more information, visit
www.hicrushpartners.com.

Forward-Looking Statements
Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “could,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s reports filed with the Securities and Exchange Commission (“SEC”), including those described under 1A of Hi-Crush’s Form 10-K for the year ended December 31, 2015 and any subsequently filed 10-Q. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any litigation, claims or assessments, including unasserted claims; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; and difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward-looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:
Investor Relations
ir@hicrushpartners.com
(713) 980-6270

Marc Silverberg, ICR Inc.
marc.silverberg@icrinc.com
(646) 277-1293

Unaudited Condensed Consolidated Statements of Operations
(Amounts in thousands, except per unit amounts)

	Three Months Ended
	September 30,
	2016	2015 (a)
Revenues	$46,556	$81,494
Cost of goods sold (including depreciation, depletion and amortization)	46,340	66,400
Gross profit (loss)	216	15,094
Operating costs and expenses:
General and administrative expenses	7,896	6,516
Impairments and other expenses	148	23,718
Accretion of asset retirement obligations	94	84
Loss from operations	(7,922)	(15,224)
Other income (expense):
Interest expense	(2,845)	(3,438)
Net loss	(10,767)	(18,662)
(Income) loss attributable to non-controlling interest	25	(35)
Net loss attributable to Hi-Crush Partners LP	$(10,742)	$(18,697)
Loss per limited partner unit:
Basic	$(0.21)	$(0.49)
Diluted	$(0.21)	$(0.49)

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC.

Unaudited Condensed Consolidated Statements of Operations
(Amounts in thousands, except per unit amounts)

	Nine Months Ended
	September 30,
	2016 (a)	2015 (a)
Revenues	$137,133	$267,563
Cost of goods sold (including depreciation, depletion and amortization)	138,032	198,737
Gross profit (loss)	(899)	68,826
Operating costs and expenses:
General and administrative expenses	28,310	19,947
Impairments and other expenses	33,997	23,718
Accretion of asset retirement obligations	274	251
Income (loss) from operations	(63,480)	24,910
Other income (expense):
Interest expense	(10,398)	(9,739)
Net income (loss)	(73,878)	15,171
(Income) loss attributable to non-controlling interest	68	(202)
Net income (loss) attributable to Hi-Crush Partners LP	$(73,810)	$14,969
Earnings (loss) per limited partner unit:
Basic	$(1.65)	$0.43
Diluted	$(1.65)	$0.42

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC.

Unaudited EBITDA, Adjusted EBITDA and Distributable Cash Flow
(Amounts in thousands)

	Three Months Ended
	September 30,		June 30,
	2016	2015	2016
Reconciliation of distributable cash flow to net loss:
Net loss	$(10,767)	$(18,662)	$(10,758)
Depreciation and depletion expense	4,623	4,319	3,941
Amortization expense	420	733	421
Interest expense	2,845	3,438	3,972
EBITDA	(2,879)	(10,172)	(2,424)
Non-cash impairment of goodwill and long-lived assets	—	23,061	—
Adjusted EBITDA	(2,879)	12,889	(2,424)
Less: Cash interest paid	(2,472)	(3,023)	(3,245)
Less: (Income) loss attributable to non-controlling interest	25	(35)	20
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(1,550)	(1,282)	(1,145)
Add: Accretion of asset retirement obligations	94	84	92
Add: Unit-based compensation	1,155	1,048	930
Distributable cash flow	(5,627)	9,681	(5,772)
Adjusted for: Distributable cash flow attributable to Hi-Crush Blair LLC, prior to the Blair Contribution (b)	(1,072)	589	(473)
Distributable cash flow attributable to Hi-Crush Partners LP	(6,699)	10,270	(6,245)
Less: Distributable cash flow attributable to holders of incentive distribution rights	—	—	—
Distributable cash flow attributable to limited partner unitholders	$(6,699)	$10,270	$(6,245)

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered during the period. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(b)
The Partnership's historical financial information has been recast to consolidate Blair for all periods presented. For purposes of calculating distributable cash flow attributable to Hi-Crush Partners LP, the Partnership excludes the incremental amount of recast distributable cash flow earned during the periods prior to the Blair Contribution.

Unaudited EBITDA, Adjusted EBITDA and Distributable Cash Flow
(Amounts in thousands)

	Nine Months Ended
	September 30,
	2016	2015
Reconciliation of distributable cash flow to net income (loss):
Net income (loss)	$(73,878)	$15,171
Depreciation and depletion expense	11,457	10,031
Amortization expense	1,261	2,199
Interest expense	10,398	9,739
EBITDA	(50,762)	37,140
Non-cash impairment of goodwill and long-lived assets	33,745	23,061
Adjusted EBITDA	(17,017)	60,201
Less: Cash interest paid	(8,904)	(8,497)
Less: (Income) loss attributable to non-controlling interest	68	(202)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(3,460)	(3,661)
Add: Accretion of asset retirement obligations	274	251
Add: Unit-based compensation	3,015	2,985
Distributable cash flow	(26,024)	51,077
Adjusted for: Distributable cash flow attributable to Hi-Crush Blair LLC, prior to the Blair Contribution (b)	(747)	2,058
Distributable cash flow attributable to Hi-Crush Partners LP	(26,771)	53,135
Less: Distributable cash flow attributable to holders of incentive distribution rights	—	(1,311)
Distributable cash flow attributable to limited partner unitholders	$(26,771)	$51,824

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered during the period. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(b)
The Partnership's historical financial information has been recast to consolidate Blair for all periods presented. For purposes of calculating distributable cash flow attributable to Hi-Crush Partners LP, the Partnership excludes the incremental amount of recast distributable cash flow earned during the periods prior to the Blair Contribution.

Unaudited Condensed Consolidated Cash Flow Information
(Amounts in thousands)

	Nine Months Ended
	September 30,
	2016 (a)	2015 (a)
Operating activities	$(17,603)	$66,357
Investing activities	(116,401)	(92,958)
Financing activities	147,736	27,298
Net increase in cash	$13,732	$697

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC.

Unaudited Condensed Consolidated Balance Sheets
(Amounts in thousands, except unit amounts)

	September 30, 2016	December 31, 2015 (a)
Assets
Current assets:
Cash	$24,786	$11,054
Accounts receivable, net	32,872	41,477
Inventories	34,741	27,971
Prepaid expenses and other current assets	6,074	4,840
Total current assets	98,473	85,342
Property, plant and equipment, net	411,289	393,512
Goodwill and intangible assets, net	10,518	45,524
Equity method investments	4,411	—
Other assets	8,011	9,830
Total assets	$532,702	$534,208
Liabilities, Equity and Partners’ Capital
Current liabilities:
Accounts payable	$17,134	$24,237
Accrued and other current liabilities	8,099	6,429
Due to sponsor	200	106,746
Current portion of long-term debt	3,045	3,258
Total current liabilities	28,478	140,670
Long-term debt	190,969	246,783
Asset retirement obligations	7,713	7,066
Other liabilities	5,000	—
Total liabilities	232,160	394,519
Commitments and contingencies
Equity and partners’ capital:
General partner interest	—	—
Limited partners interest, 63,667,519 and 36,959,970 units outstanding, respectively	297,986	134,096
Total partners’ capital	297,986	134,096
Non-controlling interest	2,556	5,593
Total equity and partners' capital	300,542	139,689
Total liabilities, equity and partners’ capital	$532,702	$534,208

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC.

Unaudited Per Ton Operating Activity

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Sand sold (in tons)	1,082,974	1,409,032	2,895,235	3,794,531
Sand produced and delivered (in tons)	1,147,456	949,238	2,562,792	2,711,806
Contribution margin ($ in thousands)	$4,836	$19,724	$10,552	$79,788
Contribution margin per ton	$4.47	$14.00	$3.64	$21.03

Unaudited Net Loss per Limited Partner Unit
(Amounts in thousands, except units and per unit amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Weighted average limited partner units outstanding:	2016	2015	2016	2015
Basic	55,095,464	36,959,020	44,832,652	36,958,692
Diluted	55,095,464	36,959,020	44,832,652	37,200,426
Reconciliation of net loss and the assumed allocation of net loss under the two-class method for purposes of computing loss per limited partner unit:

	Three Months Ended September 30, 2016
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$—	$—
Assumed allocation of distributions in excess of loss	—	(10,742)	(10,742)
Add back recast income attributable to Blair through August 31, 2016	—	(962)	(962)
Assumed allocation of net loss	$—	$(11,704)	$(11,704)

Loss per limited partner unit - basic		$(0.21)
Loss per limited partner unit - diluted		$(0.21)

	Nine Months Ended September 30, 2016
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$—	$—
Assumed allocation of distributions in excess of loss	—	(73,810)	(73,810)
Add back recast income attributable to Blair through August 31, 2016	—	(279)	(279)
Assumed allocation of net loss	$—	$(74,089)	$(74,089)

Loss per limited partner unit - basic		$(1.65)
Loss per limited partner unit - diluted		$(1.65)
Reconciliation of adjusted income (loss) per limited partner unit to the most directly comparable GAAP financial measure:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015 (a)	2016 (a)	2015 (a)
Net income (loss) attributable to Hi-Crush Partners LP	$(10,742)	$(18,697)	$(73,810)	$14,969
Add back recast (income) losses attributable to Blair through August 31, 2016	(962)	589	(279)	2,058
Add: Impairments and other expenses	148	23,718	33,997	23,718
Adjusted net income (loss) attributable to Hi-Crush Partners LP	$(11,556)	$5,610	$(40,092)	$40,745

Adjusted income (loss) per limited partner unit - basic	$(0.21)	$0.15	$(0.89)	$1.07
Adjusted income (loss) per limited partner unit - diluted (b)	$(0.21)	$0.15	$(0.89)	$1.06

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC.

(b)
Diluted earnings per limited partner unit for the three and nine months ended September 30, 2015 includes the dilutive effect of 240,404 awards granted and outstanding which would have vested if the performance period had ended on September 30, 2015.